ONB Media Contact:
Kathy A. Schoettlin – (812) 465-7269/(812) 319-2711

FOR IMMEDIATE RELEASE
June 2, 2014

Old National appoints Jerome F. Henry Jr.
to Corporate Board of Directors

Evansville, Ind. (June 2, 2014) – Old National Bancorp announced today the appointment of Jerome “Jerry” F. Henry Jr. to its Corporate Board of Directors.

Jerry Henry, native of Fort Wayne, Indiana, is owner and president of Midwest Pipe & Steel, Inc. The company specializes in steel sales and service, industrial scrap and steel brokerage. Henry served as a member of the former Tower Bank & Trust Board of Directors since 1999. He is a life-long entrepreneur with ownership interests in numerous business enterprises including start-ups and recent turnarounds.

“We are very pleased to have Jerry Henry join our Board of Directors,” said Old National Board Chairman Larry Dunigan. “He is an active community leader in Fort Wayne and brings vast knowledge and expertise in business management and economic development which will compliment Old National’s commitment to community banking.”

Henry is also president of Paragon Tube Corporation, a manufacturer of steel tubing. headquartered in Fort Wayne, and he serves as president of Hartzell Realty Corporation. Regionally, Henry has an ownership interest in Paragon Steel Trading in Butler, Indiana; Wayne Metals in Markle, Indiana; Creative Coatings in Kendallville, Indiana; G&S Metals in Wabash, Indiana; and Adventure Homes in Garrett, Indiana.

In the community, Henry is active with Bishop Luers High School, St. Anne Home, St. Joseph Community Health Foundation, Big Brothers Big Sisters and the Fort Wayne Urban Enterprise Association Board.

About Old National
Old National Bancorp (NASDAQ: ONB) is the largest financial services holding company headquartered in Indiana. With $9.5 billion in assets, it ranks among the top 100 banking companies in the United States. Since its founding in Evansville, Ind., in 1834, Old National has focused on community banking by building long-term, highly valued partnerships with its clients. Today, Old National’s footprint includes Indiana, Western Kentucky and Louisville, Southern Illinois and Southwestern Michigan. In addition to providing extensive services in retail and commercial banking, wealth management, investments and brokerage, Old National owns Old National Insurance, one of the 100 largest brokers in the nation. For more information and financial data, please visit Investor Relations at oldnational.com.

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